Exhibit 10.1

SECOND AMENDED AND RESTATED

AFFINITY CARD AGREEMENT

THIS SECOND AMENDED AND RESTATED AFFINITY CARD AGREEMENT (“Agreement”), made as of September 15, 2006, but effective as of December 28, 2005, between First Bank & Trust, a banking association organized under the laws of the State of South Dakota with its home office at 2220 E. 6th Street, Brookings, South Dakota 57006 (hereinafter referred to as “Bank”), and CompuCredit Corporation, a corporation organized under the laws of Georgia with an office at 245 Perimeter Center Parkway, Suite 600, Atlanta, Georgia 30346 (hereinafter referred to as “Marketer”). This Amendment hereby amends and restates in its entirety that certain Amended Affinity Card Agreement by and between the parties hereto dated December 28, 2005.

W I T N E S S E T H:

WHEREAS, Bank is a bank authorized to engage in the business of issuing to consumers lines of credit that are accessible by credit cards; and

WHEREAS, Bank is a member of, or participant in, certain Card Associations in its own right or through affiliate membership arrangements: and

WHEREAS, Marketer is desirous of having Bank issue Credit Cards to consumers who are creditworthy under the standards contemplated hereby; and

WHEREAS, on the terms and conditions described herein, Bank and

Marketer desire to enter into a relationship under which, among other things, Bank will issue such credit cards and Marketer will perform certain services; and

WHEREAS, in order to assist Bank in connection with the funding of receivables, Marketer shall purchase an interest in the accounts receivable generated by the use of Credit Cards;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth and for other goods and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Marketer agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to definitions provided for other terms elsewhere in this Agreement and except as otherwise specifically indicated, the following terms shall have the indicated meanings:

“ACH/RCC Accounts” shall mean those Credit Card Accounts whereby the Cardholder’s primary means of repaying advances against his/her Credit Card Account is either through an ACH debit from the Cardholder’s personal account or through a remotely created check on or near his/her pay date.

“Active Account” shall mean all open, statemented Accounts but excluding Accounts with a zero (0) balance and Accounts that have been charged-off by Bank.

“Alternative Logo” shall mean a logo and/or trademark requested by Marketer for a Credit Card.

“Bank Credit Card Marks” or “Bank Marks” shall have the meaning specified in Section 2.8(b) hereof.

“Banking Day” shall mean a day that banks are open for business in Nevada, New York, South Dakota and Georgia but excluding Saturdays, Sundays, and legal holidays.

“Brand” Card shall mean a Card Association Card bearing the name or logo agreed to by Bank and Marketer “Logo” on the front thereof. Before any Credit Card Accounts are solicited pursuant to this Agreement, Marketer shall propose to Bank the Brand or Brands, and the Logo or Logos, for the Cards, and Bank shall not unreasonably withhold its approval of such brands and logos to be used by Marketer.

“Card Association” shall mean Visa, U.S.A., Inc (“Visa”), MasterCard International, Incorporated (“MasterCard”), Discover Financial Services, LLC (“Discover”) and such other associations for general purpose credit cards.

“Cardholder” shall mean an individual in whose name a Credit Card Account is established.

“Cardholder Agreement” shall mean an agreement between Bank and a Cardholder for the extension of credit in connection with a Credit Card Account.

“Commencement Date” shall mean the first day of the month during which Marketer first solicits Credit Card Accounts on behalf of Bank pursuant to this Agreement, which date shall be established in a document signed by the parties for the removal of doubt.

“Credit Card” or “Card” shall mean each piece of plastic corresponding to a Credit Card Account in the name of a Card Association issued by Bank which is identified by the bank identification numbers specified on Schedule A hereto, as such Schedule A may be revised from time to time by Marketer, with written notice to Bank. The Credit Cards may have, but are not required to have, product features substantially similar to those identified on Schedule B.

“Credit Card Account” or “Account” shall mean an account that is opened by Bank pursuant to which one or more Credit Cards are issued to a Cardholder, including, without limitation, any and all documents, books and records pertaining thereto and any and all rights, remedies, benefits, interests and titles, both legal and equitable, to which Bank as creditor and issuer may now or, hereafter be entitled with respect thereto.

“Credit Card Receivables” shall mean all amounts owing to Bank on the Accounts, including, without limitation, principal balances from outstanding purchases and cash advances, accrued finance charges, late charges, returned check charges and any other charges and fees, whether or not billed.

“Enhancements” shall mean all insurance, products, services and other enhancements relating to, or intended for use or application in, the Program or third party credit programs (including, without limitation, debit cards, credit insurance programs, membership programs, buying clubs, debt cancellation or forbearance programs, or credit card registration services and/or other credit card-related programs that safeguard, insure or enhance any of the foregoing) other than the credit feature of the Credit Card itself.

“Marketer Credit Card Marks” or “Marketer Marks” shall have the meaning specified in Section 2.8(a) hereof.

“Non-Program Receivables” shall mean all amounts owing to Bank on the Accounts other than Program Receivables.

“Person” shall mean any person or entity, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature.

“Prime Rate” shall mean the highest prime rate of interest as most recently announced in the “Money Rates” interest rate guide published in The Wall Street Journal.

“Program” shall mean the affinity credit card program conducted pursuant to the terms hereof.

“Program Receivables” shall mean all purchases and cash advances attributable to the Accounts, less any adjustments or credits for which Bank is obligated to settle with the applicable Card Association.

“Regulatory Authority” means the South Dakota Division of Banking, the FDIC and any local, state, or federal regulatory authority having jurisdiction or exercising regulatory authority over Bank, Marketer, or Third Party Service Providers (except that nothing herein shall be deemed to constitute an acknowledgement by Bank that any Regulatory Authority other than the South Dakota Division of Banking and the FDIC has jurisdiction or exercises regulatory or similar oversight with respect to Bank).

“Solicitation Materials” means any applications, marketing materials, advertising pieces, sales literature, telemarketing scripts, any other materials used to induce persons to apply for Credit Cards, and any other materials used to induce use of the Credit Cards.

“Traditional Accounts” shall mean those Credit Card Accounts that are not ACH/RCC Accounts.

1.2 Construction. Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.

ARTICLE II

ESTABLISHMENT OF CREDIT CARD ACCOUNTS

2.1 Issuance of Credit Cards. Bank shall issue Credit Cards to each applicant for a Card who qualifies for such type of Card under the Credit Criteria (as defined in Section 2.3 hereof). Bank shall extend credit with respect to said Credit Cards, and Marketer shall not be considered a creditor on any Credit Card Account for any purpose whatsoever. Subject to the Operating Regulations (as defined in Section 2.10 hereof) and the terms of Section 2.8 herein, each Credit Card shall have the name, logo and/or trademark of [Brand] Card or an Alternative Logo on the front thereof and shall be of a design approved by Bank, Marketer and the applicable Card Association.

Nothing herein shall be deemed to require Bank to establish a certain number of Accounts. Bank and Marketer agree to jointly establish policies concerning the volume of Accounts that Bank is willing to have open in connection with the Program.

To the extent any Regulatory Authority provides written guidance or requirements to Bank to make changes to any aspect of the Program, Bank and Marketer shall meet in good faith for a period of thirty (30) days, or such shorter time if required by such guidance or requirements, to address and respond to any such guidance or requirement. Bank shall have the right to take any actions necessary to respond to any written instruction by any Regulatory Authority to add, delete or revise those portions of the Program including, if appropriate, the Program in its entirety, that are the subject of such instruction. Bank agrees that in such event it will work with both the Marketer and the Regulatory Authority to attempt to provide for a reasonable time period for such termination or cessation of marketing efforts and agrees to take such actions, notwithstanding any other rights set forth herein, only if instructed by a Regulatory Authority in writing or in a report of examination. Bank shall at all times have the express obligation of acting in good faith in response to any such Regulatory Authority’s guidance or instruction. In any event, Bank shall issue Cards to all qualifying applicants once such individuals have been identified for solicitation.

2.2 Solicitation of New Accounts. Marketer shall, at its own expense, have the sole and exclusive right to solicit applications for Credit Cards from individuals, corporations, partnerships and/or other entities on behalf of Bank for the Program. Marketer shall bear all marketing expenses incurred in connection with the Program. Marketer shall, at its own expense, create, produce and mail Solicitation Materials to promote the Program and solicit new Credit Card Accounts for Bank. Marketer shall provide copies of all Solicitation Materials to Bank for its review and approval as soon as practicable, but no less than fifteen (15) business days prior to their first intended use. Bank shall respond by approving, or giving specific reasons for disapproval, within ten (10) business days of receipt and shall not unreasonably withhold or delay its approval of such materials. Subject to the provisions of Section 2.1, the frequency and timing of such solicitations shall be determined jointly by Marketer and Bank. In Marketer’s discretion, solicitations may be conducted by direct mail, telephone, or other means. Marketer shall (i) prepare and include on or with each solicitation any notices and disclosures required under applicable laws and regulations as determined by Bank from time to time, (ii) provide such notices and disclosures to Bank for its review and approval, and (iii) otherwise conduct all such solicitation activities in compliance with all applicable laws and regulations. Bank shall be identified to Cardholders as the Card issuer and the creditor for loans made on the Credit Card Accounts.

2.3 Applications.

(a) Marketer shall be responsible for processing of all applicants for Accounts on behalf of Bank. Marketer will, on behalf of Bank, require that each person who desires to become a Cardholder complete a written application, submit an application via the Internet, or apply for a Credit Card in response to a telemarketing solicitation. Marketer shall, on behalf of Bank, ensure that the form of the written application, the telemarketing script and all other Solicitation Materials are in compliance with all applicable laws and regulations. The credit criteria for issuing Credit Cards (the “Credit Criteria”) established by Bank in consultation with Marketer are set forth in the Operations Manual (as defined in Section 2.6 below). Bank will notify Marketer at least 180 days in advance of any changes to the Credit Criteria which have not previously been consented to by Marketer; provided, however, that Bank may make changes to the Credit Criteria, upon prior written notice to Marketer, if necessary to comply with applicable laws and regulations.

(b) An applicant for a Credit Card shall be approved only if the applicant meets the applicable Credit Criteria. In the event that an applicant for a Card does not meet the Credit Criteria, Marketer shall, on behalf of Bank, notify the applicant concerning the denial of his or her application in accordance with applicable laws and regulations.

2.4 Establishment of Credit Card Accounts. Upon approval of an application, Bank shall establish a Credit Card Account for the applicant. Bank shall provide one or more Credit Cards to each approved applicant and shall automatically issue a renewal card to each Cardholder at each scheduled Credit Card renewal date if such Cardholder continues to meet the Credit Criteria. Bank shall prepare and provide to each Cardholder a Cardholder Agreement and disclosure statement and such other notices or documents related to such Cardholder’s Credit Card Account as are required from time to time, in the reasonable determination of Bank, under applicable laws and regulations. The Cardholder Agreement and disclosure statement and other documents shall provide, as appropriate, that they are governed by South Dakota law and federal law. Bank shall be responsible for preparing and providing said documents and shall ensure that the documents are legally enforceable contracts under South Dakota law. Notwithstanding the foregoing, Marketer shall ensure that the Cardholder Agreement and disclosure statement comply with all other applicable laws and regulations as stated in Section 2.18.

2.5 Account Terms. The terms and conditions for the Credit Cards applicable to the Credit Card Accounts to be marketed under this Agreement are set out in the forms of Cardholder Agreements attached hereto as Exhibit A and incorporated herein. Marketer shall ensure that the terms and conditions for the Cardholder Agreements (including, without limitation, the interest rates, fees and charges) are in compliance with all material applicable laws and regulations. With respect to Active Accounts, changes in the Account terms and conditions unrelated to the interest, fees, credit limits, cash availability and charges to be paid by the Cardholder (the “Economic Terms”) shall only be made if agreed to by Bank and Marketer, or if required by law or by any Regulatory Authority having jurisdiction over Bank. With respect to the Economic Terms of the Active Accounts, changes shall be made by Bank with the prior written consent of Marketer, which consent shall not unreasonably be withheld; provided, however, that Bank may make changes in the Economic Terms of the Active Accounts without the prior consent of Marketer if Bank is directed or required to make such change by any Regulatory Authority having jurisdiction over Bank. In such event, Bank shall either provide Marketer with a copy of the written directive or instruction from the applicable Regulatory Authority or, in the alternative, an officer of Bank shall certify, under oath, that such Regulatory Authority (A) (i) has directed or required Bank to change the Account terms, and (ii) has established that the failure of Bank to make such change will result in specific, adverse action taken by such Regulatory Authority, or (B) that the change has been identified in an examination report from a regulatory agency with jurisdiction over Bank. With respect to the marketing of new Accounts, Bank may change the Account terms and conditions at its discretion in the event Bank determines that such changes are necessary in order to cause the Account terms and conditions to remain in compliance with all applicable laws and regulations.

2.6 Account Administration. Except as otherwise provided herein, Marketer will, on behalf of Bank, perform or provide for the performance of all services that may be required in order to establish and maintain the Credit Card Accounts, including, but not limited to application processing, issuance of Credit Cards, Cardholder servicing, payment processing, dispute resolution, and collections. Marketer shall maintain accurate computer records regarding the services to be provided in connection with the Credit Card Accounts described in this section and shall allow Bank access to the same, or provide reports produced therefrom, on such regular basis as Bank may reasonably request. Marketer shall provide Bank with all reports reasonably necessary to demonstrate Marketer’s adherence to the terms of this Agreement, performance of the services required by this Agreement, compliance with all governing laws, rules, regulations, and Regulatory guidance documents issued by any Regulatory Authority (collectively, “Management Reports”). Management Reports shall include only data relating to the Cards, Accounts, and Program and shall be provided on such regular basis as the Bank may reasonably request. Bank and Marketer shall cooperate in the development of one or more manuals of operations, policies and procedures for the operation of the Program (collectively, “Operations Manual” or “Manual”), the contents of which are hereby incorporated herein by reference. All administration and services to be provided by Bank shall be provided by Bank in accordance with the terms of the Solicitation Materials and Cardholder Agreements, the Operations Manual, the Operating Regulations (as defined in Section 2.10 below) and this Agreement. Marketer acknowledges that it has reviewed and understands such policies and procedures and hereby agrees that Bank shall apply such policies and procedures for the services provided under this Agreement.

The parties agree that Marketer may retain the services of a third party to provide payment processing and related services (the “Processor”). Marketer shall be responsible for obtaining an agreement with Processor for the rendering of such services and shall be responsible for all fees and expenses of Processor or any other Processor. Marketer may not retain the services of a different Processor without the prior consent of Bank, which consent shall not unreasonably be withheld.

2.7 Non-Credit Revenue on Accounts.

(a) Marketer shall, at its own expense and at no cost to Bank, arrange for third parties to provide Enhancements to Cardholders in connection with the Program.

(b) Marketer shall be entitled, at its own expense, to solicit Cardholders for goods and services, including Enhancements, and to place solicitation or promotional materials for such goods and services, including Enhancements, in communications by Bank to Cardholders. Marketer shall provide copies of all such solicitation and promotional materials to Bank for its review and approval as soon as practicable, but no less than fifteen (15) business days prior to their first intended use. Bank shall respond by approving, or giving specific reasons for disapproval, within ten (10) business days of receipt and shall not unreasonably withhold or delay its approval of such documents. Marketer shall comply with all applicable laws and regulations in connection therewith.

(c) Marketer shall be entitled to retain all income and fees, if any, resulting from the foregoing Enhancements, solicitations and promotions.

(d) Any rebates, marketing fees, revenues, interchange fees or other fees or discounts that are paid or granted by any Card Association, as applicable to Bank with respect, or apportionable, to Accounts shall be paid over to Marketer as additional consideration under this Agreement net of, with respect to VISA, any Visa Base 1 or Base 2 billings to Bank, or with respect to MasterCard, any INET or INAS, or any other fees charged by VISA or MasterCard with respect, or apportionable, as to each, to Accounts.

(e) Marketer agrees that the provisions of this Section 2.7 are subject to, and Marketer shall at all times comply with, all laws and regulations concerning or applicable to safeguarding the confidentiality and privacy of Cardholder information and the provisions of any privacy policy furnished by Bank to its Cardholders which privacy policy is not inconsistent with the terms of this Agreement.

2.8 Use of Names and Trademarks.

(a) Marketer hereby authorizes Bank, during the term of this Agreement and for a period of up to 180 days after any purchase of Accounts by Marketer, on a non-exclusive, nonassignable basis, to use Marketer’s name and such trademarks of Marketer, including, without limitation, the Brand service marks or Logos as may be used in connection with the Credit Card Accounts (the “Marketer Credit Card Marks” or “Marketer Marks”) in the forms and formats approved by Marketer: (i) on Credit Cards, and (ii) on periodic statements, Cardholder Agreements and other communications to Cardholders with respect to the Credit Card Accounts. Marketer represents and warrants to Bank that Marketer has the power and authority to provide the authorization herein granted. It is expressly agreed that Bank is not acquiring any right, title or interest in the name Brands or any trade names, trademarks, Logos or service marks of Marketer or of the Credit Card designs, all of which shall be the property of Marketer. Bank shall make no use of any Brands, trade names, trademarks, Logos or service marks of Marketer, or of the Credit Card designs without Marketer’s prior written consent, except as specifically authorized in this Section 2.8.

(b) Bank hereby authorizes Marketer, during the term of this Agreement and for a period of up to 180 days after any purchase of Accounts by Marketer, on a non-exclusive, nonassignable basis, to use Bank’s name and such trademarks of Bank as may be used in connection with the Credit Card Accounts (the “Bank Credit Card Marks” or “Bank Marks”), in the forms and formats approved by Bank, in communications to Cardholders with respect to the Credit Card Accounts made by Marketer pursuant to its obligations under this Agreement. It is expressly agreed that Marketer is not acquiring any right, title or interest in Bank’s name or any trade names, trademarks, logos or service marks of Bank, all of which shall be the property of Bank. Marketer shall make no use of Bank’s name or of any trade names, trademarks, logos or service marks of Bank, without Bank’s prior written consent, except as specifically authorized in this Section 2.8.

(c) Use of Name and Trademark. Except as otherwise provided herein, neither party shall use the registered trademarks, service marks, logo, name or any other proprietary designations of the other party without that party’s prior written consent. Each party shall submit to the other party for prior approval any advertising or promotional materials referring to or describing the Program in which such trademarks are to be used, which approval shall not unreasonably be withheld or delayed.

2.9 Cooperation. Each party hereto agrees to cooperate fully with the other party hereto in furnishing any information or performing any action reasonably requested by such party that is needed by the requesting party to perform its obligations under this Agreement or to comply with applicable laws and regulations. Each party agrees that it shall furnish the other party with true, accurate and complete copies of such records and all other information with respect to the Credit Card Accounts and the Program as such party or its authorized representatives may reasonably request, provided however that neither party shall be required to divulge any records to the extent prohibited by applicable law.

2.10 Card Association Membership Participation. At all times during the term of this Agreement, Bank shall maintain its membership or full participation status in those Card Associations for which any Credit Card is issued for the Program that allows Bank to issue cards bearing the corresponding Card Association logo and otherwise to perform all of its obligations under this Agreement. Bank shall be responsible for making all reports to the Card Associations which may be required by its membership therein and Marketer shall be responsive to any reasonable data requests of Bank related to the Program in order to complete all reports required by the Card Association. Bank shall provide to Marketer as soon as practicable all correspondence, communications and feedback from or on behalf of any Card Association to the extent it relates to the Program. Bank will comply with the operating rules and regulations of the applicable Card Association (its “Operating Regulations”) in connection with the Program. However, if Bank loses its membership in any of the Card Associations for which a Credit Card is issued for the Program, Marketer may terminate this Agreement without any termination fee.

At all times during the term of this Agreement, Marketer shall, at its sole cost and expense, comply with all Operating Regulations applicable to it and its activities hereunder and maintain such registrations, qualifications, and filings as may be required by the Operating Regulations in connection with the activities of Marketer hereunder.

2.11 Non-exclusive Arrangement. There shall be no restriction on Bank’s right to issue credit cards independent of the Program and to perform credit card services on its own behalf or for other parties or affinity groups.

2.12 Ownership of Account Relationships. Bank shall be the owner of the Account relationships unless such Account relationships are conveyed by Bank to Marketer or a third party pursuant to the provisions of this Agreement. During the term hereof, Bank shall not, directly or indirectly, transfer, sell or disclose to any other person or entity any list (whether in written or other form) containing the names, addresses and/or telephone numbers of Cardholders that exists by reason of those persons being Cardholders (a “Cardholder List”); provided, however, that Bank may disclose such information to third parties retained by Bank or Marketer to provide required services, other than the marketing of Enhancements, in connection with the Program. Bank shall not, directly or indirectly, solicit Cardholders by using a Cardholder List, in whole or in part, for any other credit card, or for any other purpose, without the prior written consent of Marketer. The provisions of the preceding sentence shall not, however, apply upon the expiration or any termination of this Agreement if the Accounts and any then outstanding Program Receivables are not purchased by Marketer or its designee as provided in Section 8.1(e) below.

2.13 Performance. Bank represents and warrants that it has all of the necessary facilities and personnel to establish, operate and administer the Program in accordance with the terms of this Agreement; that it shall perform its obligations hereunder at all times and in all respects in accordance with all applicable federal, state, and local laws and regulations; and that it will perform its obligations hereunder in a timely manner and with due care. Marketer represents and warrants that it has all of the necessary facilities and personnel to operate and administer the Program in accordance with the terms of this Agreement; that it shall perform its obligations hereunder at all times and in all respects in accordance with all applicable federal, state, and local laws and regulations; and that it will perform its obligations hereunder in a timely manner with due care.

2.14 Assistance with Conversion. Upon any termination of this Agreement, Bank shall provide to Marketer all assistance reasonably necessary to enable Marketer to convert the accounts serviced hereunder to the processing system designated by Marketer, and cooperate with Marketer in its efforts to effect such conversion, at the earliest practicable date. So long as such conversion is not caused by Bank’s breach of this Agreement or another relevant agreement related to the Program, Marketer shall be responsible for all costs and expenses incurred in connection with such conversion, including any out-of-pocket costs and expenses reasonably incurred by Bank in connection therewith, all fees and expenses charged by Processor or any other Processor and any other third parties in connection with such conversion, and any ongoing liability to Processor or any other Processor which may result from the conversion.

2.15 Reports. Marketer may, at its own expense and upon reasonable prior notice, have full access to, and the right to inspect and copy, the books, records and data records of Bank, or to which Bank has access as a client of any subcontractor performing work for or on behalf of Bank, relating to the Program, and during the term of this Agreement, Bank shall furnish to Marketer all such information concerning Accounts established and administered by Bank pursuant to this Agreement as Marketer may reasonably request. Bank may, at its own expense and upon reasonable prior notice, have full access to, and the right to inspect and copy, the books, records and data records of Marketer, or to which Marketer has access as a client of any subcontractor performing work for or on behalf of Marketer, relating to the Program, and during the term of this Agreement, Marketer shall furnish to Bank all such information concerning Accounts established and administered by Marketer pursuant to this Agreement as Bank may reasonably request.

2.16 Expenses. Marketer shall be responsible for all expenses arising in connection with the Program, except for those expenses which Bank has specifically agreed to pay in this Agreement.

Without limiting the generality of the foregoing, Marketer agrees to reimburse Bank for all reasonable and customary outside legal fees actually incurred related to the Program, including those related to Bank’s review and approval of the Solicitation Materials and, except as otherwise provided in Sections 8.2 and 8.3 hereof, any legal fees incurred by Bank in connection with any litigation relating to the Program. Notwithstanding the foregoing, however, Bank shall be responsible for its own legal fees incurred in the negotiation and preparation of this Agreement and any subsequent amendments hereto.

2.17 Charged-off Accounts. During the term of the Agreement, on the last Banking Day of each calendar month, Bank shall automatically and without further action or consideration, and hereby does, sell, transfer, set over and convey to Marketer all of its right, title and interest in and to each Account that has been charged-off as uncollectible during such calendar month in accordance with the policies and procedures specified in the Manual and all rights of Bank, if any, to Credit Card Receivables therein, and, on and after each such date, Marketer shall automatically and without further action or consideration, and hereby does, assume Bank’s obligations with respect to each such Account. Marketer shall pay all transfer taxes, if any, in connection with the conveyances contemplated by this Section 2.17. Bank and Marketer intend that such sale of the Accounts and all rights of Bank, if any, to Credit Card Receivables therein under this Section 2.17 is intended to be an absolute sale, including for accounting purposes, of all of Bank’s interest in, to and under such Accounts and all rights of Bank, if any, to Credit Card Receivables therein, providing Marketer with the full benefits of ownership of same, and Bank and Marketer do not intend these transactions to be, or for any purpose to be characterized as, a loan secured by such Accounts. If despite such intention, a court characterizes the sale of Accounts hereunder as a loan rather than an absolute sale, then this Agreement shall be deemed to be, and hereby is, a security agreement, within the meaning of the Uniform Commercial Code in effect in any relevant jurisdiction, and Bank hereby grants to Marketer a first priority perfected security interest in, to and under all of Bank’s right, title and interest, whether now owned or hereafter acquired, in, to and under each and every Account transferred to Marketer pursuant to this Section 2.17 and all rights of Bank, if any, to Credit Card Receivables therein, for the purpose of securing Bank’s obligations under this Agreement.

2.18 Compliance.

(a) Marketer represents and warrants, and shall be solely obligated for ensuring, that the following comply with all applicable laws, regulations, and the Operating Regulations:

(i)	the terms and conditions for the Credit Cards (including, without limitation, the interest rates, fees and charges),

(ii)	the Cardholder Agreement and disclosure statement, form of billing statement (except to the extent Bank refuses to format, for reasons other than system limitations, the billing statement pursuant to Marketer’s written request), and other notices and documents related to each Cardholder’s Credit Card Account,

(iii)	the forms of the written application, the telemarketing scripts and all other Solicitation Materials, including any notices and disclosures required or permitted under applicable laws, rules or regulations to be included thereon or therewith,

(iv)	amendments to the Manual and the activities addressed therein that are specifically requested by Marketer,

(v)	the credit and marketing scorecards, criteria and procedures,

(vi)	with regard to all Enhancements whatsoever offered to Cardholders or prospective Cardholders, all (A) solicitation and promotional materials, scripts and procedures, (B) the Enhancements themselves, (C) all agreements, notices, documents and procedures pertaining thereto, and (D) the application and implementation of each of the foregoing,

(vii)	all other solicitation, marketing, advertisement, acquisition and collection activities (but only where such collection activities are performed by Marketer or vendors unaffiliated with Bank) relating in any way to the Credit Cards or to the Enhancements, including, without limitation, all Internet advertising, websites and links (whether or not operated by Marketer) that make any reference to the Credit Cards or to any Enhancements, and all activities involving disclosure to, or use or disclosure by, Marketer or any third party under arrangement with Marketer, of any information relating to any Bank “consumer” or “customer” (as those terms are defined in the Gramm-Leach-Bliley Act and regulations thereunder).

(b) Bank shall immediately provide to Marketer all feedback, criticism, comments, formal and informal examination results from any Regulatory Authority having jurisdiction over Bank, so long as the provision of such information is not prohibited by law or by the Regulatory Authority.

(c) As a means for Bank and Marketer to assess compliance with the provisions contained in this Agreement, as well as any requirements set forth by any Regulatory Authority, Bank and Marketer shall develop a Performance Matrix that sets forth the following information:

(i)	Key performance indicators in each major functional area of the Program,

(ii)	Mutually-agreed upon acceptable performance ranges for each such indicator,

(iii)	Frequency with which such indicator shall be updated, and

(iv)	Supporting Management Reports from which the data can be found.

(d) The parties further agree that they shall cooperate in accordance with Section 2.9 to address any areas identified in the Performance Matrix to be outside of the performance ranges set forth therein.

(e) Marketer shall annually procure an independent audit or review of the Program by a third party reasonably acceptable to Bank. The audit or review shall compare the terms and conditions of the Credit Cards and the Program to the provisions of the FDIC’s Financial Institution Letter 2-2003 (“FIL 2-2003”) and identify any deficiencies demonstrating non-compliance. In the event the audit or review reveals compliance issues, Marketer shall revise the terms and conditions of the Cards and Program as necessary to comply with FIL 2-2003 as soon as reasonably possible. Marketer shall engage the auditor for the first such audit or review by September 30, 2007, and the audit or review shall commence no later than December 31, 2007.

2.19 Third Party Service Providers.

(a) Marketer may from time to time retain the services of third parties (“Third Party Service Providers”) to perform services which Marketer has agreed to perform pursuant to this Agreement.

(b) Program Critical Third Party Service Providers. Marketer shall obtain Bank’s prior written consent, which consent shall not be unreasonably withheld, prior to retaining any Third Party Service Providers who are involved in critical facets of the Program (“Program Critical Third Party Service Providers”). Such critical facets shall include, but are not limited to, any Third Party Service Providers who provide call center, collection, card embossing, account data entry, processing (including the Processor), payment remittance, payment posting services, data warehousing, as well as any other entity that has access to nonpublic, personally identifiable information as that term is defined in the Gramm-Leach-Bliley Act.

(c) Other Third Party Service Providers. Marketer shall make available to Bank, upon Bank’s request, reasonable information, excluding pricing, related to any Third Party Service Provider that is not a Program Critical Third Party Service Provider (the “Other Third Party Service Provider”).

(d) Bank acknowledges that Marketer may be or is contracting with those Third Party Service Providers identified on Exhibit B attached hereto and incorporated herein by this reference. Bank and Marketer agree that those Third Party Service Providers listed on

Exhibit B identified with an asterisk (“*”) are considered Program Critical Third Party Service Providers. Marketer shall make reasonable efforts to notify the Bank in writing of any changes to the list of Program Critical Third Party Service Providers listed in Exhibit B at least thirty (30) days prior to entering into a contractual relationship with a new Program Critical Third Party Service Provider and within sixty (60) days of any termination of any Program Critical Third Party Service Provider. Marketer shall update the list of Other Third Party Service Providers at least semi-annually.

(e) Marketer shall remain liable for any services performed by any Third Party Service Providers. Marketer shall make commercially reasonable efforts to include provisions in any new agreement with a Program Critical Third Party Service Provider requiring the Program Critical Third Party Service Provider to allow Bank and any Regulatory Authority having jurisdiction over Bank to audit, inspect, and review their facilities, personnel, files and records insofar as they relate to the Cards, the Accounts, or the Program. Such efforts shall include, but not be limited to, Marketer’s termination of the contract between Marketer and said Program Critical Third Party Service Provider if such service provider fails to allow, without regard to whether the contract permits such audit, inspection or review, the required audit, inspection or review. With respect to existing Program Critical Third Party Service Providers, Marketer shall use its commercially reasonable efforts to procure such audit and inspection rights in the event required by Bank or its Regulatory Authority, and Marketer shall take those measures reasonably required to honor the requirement of any such audit, inspection or review. Any audit, inspection, or review as provided hereunder shall be on terms reasonably acceptable to the applicable third party service provider, including advance notice, respecting the operating hours and confidentiality, and such other reasonable terms established of the third party service provider. Marketer shall use commercially reasonable efforts to include provisions in any agreement with any Other Third Party Service Provider requiring the Third Party Service Provider to allow Bank and any Regulatory Authority having jurisdiction over Bank to audit, inspect, and review their facilities, personnel, files and records insofar as they relate to the Cards, the Accounts, or the Program.

(f) Marketer shall contractually require all Third Party Service Providers to maintain safeguards over the use, destruction, dissemination, sharing, and storage of Confidential Information and Cardholder information relating to the Cards, Accounts, or the Program.

2.20 Bank Relationship Officer.

(a) A specified Bank representative (the “Bank Relationship Officer”) shall have reasonable access to Marketer’s and any Program Critical Third Party Service Providers’ facilities, personnel, files and records to review and examine the services provided to Cardholders for adherence to policies, procedures, rules, regulations, and any regulatory guidance documents that apply to the Bank. The Bank Relationship Officer shall be permitted to utilize a reasonable system of routine monitoring, sampling, and other review methods by which to evaluate Marketer’s performance of its obligations and shall be granted reasonable access to those personnel at Marketer or the Third Party Service Provider who can answer questions relating to the Cards, Accounts, and Program. The Bank Relationship Officer shall have access to audit reports and quality assurance reviews conducted by the Marketer or any other external party related to the Accounts. Marketer shall designate a specified representative (the “Marketer

Relationship Officer”) to coordinate matters related to the Accounts with the Bank Relationship Officer and ensure that the Bank Relationship Officer is permitted to undertake the activities contemplated herein. The Bank and Marketer shall consult with the other Party, prior to replacing its Relationship Officer, and in good faith discuss any reasonable objection the other Party may have to such replacement.

(b) Without regard to any other provisions contained herein, Marketer agrees to provide the Bank Relationship Officer and the Bank’s internal audit staff with electronic access to all Cardholder records maintained by the Processor. Such access shall be made available on-site at the Marketer, as well as at agreed-upon Bank locations with any installation or ongoing connectivity costs for the Bank to be reimbursed by the Marketer.

(c) Marketer agrees to reimburse Bank for all reasonable and customary salary and benefit costs actually incurred for the Bank Relationship Officer, up to $80,000 per complete Program year of service, plus an annual five percent (5%) cost of living adjustment for each Program year following the first year. Marketer also agrees to reimburse Bank for all reasonable and customary travel costs incurred for the Bank Relationship Officer to reasonably conduct on-site visits or reviews at the Third Party Service Providers or at a location outside of the Atlanta, Georgia metropolitan area pursuant to an audit schedule approved by Marketer and Bank.

ARTICLE III

FINANCIAL TERMS

3.1 Bank Program Fees. The parties shall comply with the provisions of Exhibit C.

3.2 Settlement Reserve. Upon the execution of this Agreement, Marketer shall establish with Bank a settlement reserve (the “Settlement Reserve”), adjusted monthly during the term of this Agreement as provided herein. From the beginning of the Initial Term until the six month anniversary of the date that the first Active Account is opened, the Settlement Reserve shall be a sum equal to the greater of $100,000 or the Four Day Float Risk on the Credit Card Accounts during the prior two months. After such six month anniversary, the Settlement Reserve shall be the Four Day Float Risk on the Credit Card Accounts during the prior two months. The “Four Day Float Risk” shall be equal to the largest consecutive four (4) day obligation of Bank to pay the daily Card Association net purchase and cash advance obligations during the immediately prior two month period, provided, however, that in no event shall payments made by or on behalf of Cardholders be considered in calculating the Four Day Float Risk. The Settlement Reserve shall be refundable to Marketer and paid over to Marketer by Bank promptly after termination of this Agreement and after all amounts due to Bank (or expected to become due) pursuant to this Agreement have been paid.

To secure the full performance of Marketer’s obligations hereunder, Marketer grants to Bank a first priority perfected security interest in the Settlement Reserve. Marketer authorizes Bank to file any financing statements, execute any other documents on its behalf, and take such other steps as Bank may reasonably deem necessary in order to evidence or perfect such security interest.

3.3 [Reserved].

3.4 No Further Fees. The amounts provided for in this Article III with respect to payments due Bank include all amounts chargeable by Bank under this Agreement, and Marketer shall not be required to pay, and Bank shall not be permitted to invoice Marketer for, any other charges in connection herewith, except for those additional services agreed to by Marketer in writing and any costs and expenses which are the responsibility of Marketer hereunder.

ARTICLE IV

PURCHASE AND SALE OF RECEIVABLES AND ACCOUNTS;

ADDITIONAL COVENANTS OF THE PARTIES

4.1 Purchase and Sale of Receivables.

(a) Bank shall sell to Marketer and Marketer shall thereafter purchase from Bank, on a daily basis, (i) 100% of the Program Receivables and all Non-Program Receivables related thereto, and (ii) all of Bank’s right, title and interest in and to all payments made by on or behalf of Cardholders attributable to the purchased Program Receivables and the purchased Non-Program Receivables related thereto. For purposes hereof, the purchase price (“Purchase Price”) shall be equal to 100% of the Program Receivables. With respect to Credit Card Receivables sold to Marketer under this Section 4.1(a), Bank shall pay daily to Marketer all payments made by or on behalf of the Cardholders attributable to the purchased Credit Card Receivables. To the extent not otherwise conveyed hereunder, Bank does hereby sell, transfer, assign, set over and otherwise convey to Marketer, without recourse except as provided herein, on a daily basis, 100% of the Program Receivables and all Non-Program Receivables related thereto. The parties hereto intend that the conveyance of Bank’s right, title and interest in and to the Program Receivables and the Non-Program Receivables shall constitute a sale and not a secured borrowing, including for accounting purposes. If despite such intention, a court characterizes the sale of such Program Receivables and Non-Program Receivables hereunder as a loan rather than an absolute transfer, then this Agreement shall be deemed to be, and hereby is a security agreement, within the meaning of the Uniform Commercial Code in effect in any relevant jurisdiction, and Bank hereby grants to Marketer a first priority perfected security interest in, to and under all of Bank’s right, title and interest whether now owned or hereafter acquired, in, to and under each and every Program Receivable and Non-Program Receivables transferred to Marketer pursuant to this Section 4.1(a) for the purpose of securing Bank’s obligations under this Agreement.

(b) No later than 1:00 p.m. (Eastern Time) on each Banking Day, Bank shall notify by e-mail and facsimile transmission the Chief Financial Officer or such officer’s designee at Marketer of the amount due to or owed by Marketer for transactions pursuant to Section 4.1 (a) above (the “Settlement Amount”). Payments due for any day shall be made by the appropriate party by wire transfer no later than 4:00 p.m. (Eastern Time), unless Bank is late in notifying Marketer of the Settlement Amount due for any day, in which case the appropriate party shall use all reasonable efforts to send the wire transfer within the time period set forth above or as soon thereafter as possible, but in any event no later than 5:00 p.m. (Eastern Time) of the next Banking Day following Marketer’s receipt of notice from Bank. In the event the wire transfer of the full Purchase Price due is not received by Bank by 5:00 p.m. (Eastern Time) of the next Banking Day following Marketer’s receipt of notice from Bank, Bank shall be entitled to withdraw the Purchase Price from the Settlement Reserve. In such event, Marketer shall also pay Bank a fee of ten thousand dollars ($10,000) and Bank shall also be entitled to such other remedies as described in this Agreement. The party expecting to receive payment shall promptly notify the party required to send a payment by facsimile transmission if any such required payment is not received when due and shall use reasonable efforts to provide such notice to the party required to send payment by 5:30 p.m. (Eastern Time) of the due date but in no event shall such notice be given later than 12:30 p.m. (Eastern Time) of the Banking Day following said due date.

(c) In the event Marketer has reason to dispute the accuracy of the Settlement Amount reported by Bank for any day, Marketer shall promptly so notify Bank, but such notice shall not affect either party’s obligation for timely payment of the Settlement Amount as noticed by Bank.

In the event it is determined that Marketer was correct in disputing the accuracy of the Settlement Amount for a given day, or if Bank shall fail for any other reason to properly remit the Settlement Amount due for any given day to Marketer, Bank shall promptly remit to Marketer the amount due Marketer with interest thereon computed at the rate of three (3) percentage points above the Prime Rate in effect on the date said sum was first due.

If Marketer shall fail for any reason to remit to Bank the Settlement Amount due for any given day, then Marketer shall promptly remit to Bank the amount due Bank with interest thereon from the date such sum was due until the date the Settlement Amount is paid computed at the rate of three (3) percentage points above the Prime Rate in effect on the date said sum was first due.

If Marketer fails on any given day to pay the Purchase Price indicated by Bank, as provided hereunder, even in the event Marketer disputes such amount, and such failure is not cured within five (5) Banking Days from the date Marketer receives notification of nonpayment, Bank may (but need not and without waiver of its rights), in addition to any other rights and remedies it may have, upon notice to Marketer, sell to any third party any interest in the Credit Card Receivables that Marketer failed to purchase.

(d) Bank shall remain the owner of all Credit Card Accounts, notwithstanding any sale of any Credit Card Receivables to Marketer or a third party under this Section 4.1. Marketer shall not be deemed to have assumed any obligations of Bank with respect to the Credit Card Accounts by virtue of any purchase of Credit Card Receivables hereunder. Except as otherwise provided herein, Bank shall not sell any Credit Card Receivables or any interest therein to any third party without the prior written consent of Marketer.

(e) The sale of Program Receivables and Non-Program Receivables contemplated in 4.1(a) hereof shall occur upon settlement therefor by or on behalf of Marketer and no additional documents shall be required by the parties to effect any such sale. Notwithstanding the foregoing, if, in the reasonable judgment of either party, in connection with any such purchase and sale, any additional instrument, document, or certificate is required to further evidence such purchase and sale, the other party shall execute and deliver any such document.

4.2 Sale of Accounts. Except as provided in this Agreement, Bank shall not sell or transfer any Credit Card Account created under the Program, or any interest therein, to any party without the prior written consent of Marketer. Marketer shall have the right to purchase the Credit Card Accounts as described in Sections 8.1(c) and 8.1(e).

4.3 Covenants of Bank. During the term of this Agreement, (i) Bank shall take no action (or fail to take any action) which would serve to allow for the creation of a lien, pledge, security interest or other encumbrance on any of the Credit Card Receivables or Accounts (other than in connection with the sale to Marketer), (ii) Bank shall take no action (or fail to take any action) that could result in Bank no longer being the lawful owner of the Accounts and Credit Card Receivables (other than in connection with the sale to Marketer), and (iii) Bank shall take no action (or fail to take any action) that could prevent Bank from having the absolute right and authority to sell the Accounts and Credit Card Receivables.

4.4 Application of Cardholder Payments. Except as otherwise provided herein, all Cardholder payments received with respect to Credit Card Receivables purchased by Marketer shall be the property of Marketer and shall be remitted to Marketer.

If Marketer fails to perform its obligation hereunder to purchase new Program Receivables for two (2) Business Days and such failure is continuing, Bank (i) first, apply the Settlement Reserve to pay the purchase price of new Program Receivables, and (ii) second, if such failure is continuing, apply all payments, credits, refunds, and reversals received by Bank to pay the purchase price of new Program Receivables for a period of twenty-six (26) days. Such payments, credits, refunds and reversals received by Bank shall be used to pay the purchase price of new Program Receivables before Marketer shall have any interest in such payments or any rights to apply such payments to Program Receivables or Non-Program Receivables previously purchased by Marketer. To the extent that, notwithstanding the foregoing, Bank has used its own monies to fund new Program Receivables, such Program Receivables shall be retained by and shall be the property of Bank. If during such 26-day period Bank has used its own monies to fund new Program Receivables, thereafter Bank may during such 26-day period apply payments, credits, refunds, and reversals received by Bank to pay the purchase price due from Marketer for such Program Receivables, and in such event Bank shall be deemed to have conveyed such Program Receivables to Marketer and Marketer shall be deemed to have purchased such Program Receivables pursuant to section 4.1 above.

4.5 Chargebacks and Refunds. All claims by Cardholders for refunds, reversals, or credits made with respect to Credit Card Receivables purchased hereunder by Marketer shall be the responsibility of Marketer and shall be due from Marketer on demand. Provided that Marketer has fulfilled its obligations set forth in the preceding sentence, all payments received from any other party with respect to a transaction giving rise to any such refund or reversal, including payments received from merchant accounts or the reversal of payments made to a merchant, shall constitute the property of Marketer. Marketer acknowledges that the ultimate liability for any refunds due to Cardholders with respect to Credit Card Receivables purchased by it shall be the responsibility of Marketer.

4.6 Additional Covenants of Marketer.

(a) Marketer shall maintain, at its sole expense, an errors and omissions policy and a general comprehensive liability policy, each with a financially sound and reputable insurer acceptable to Bank. Such errors and omissions policy shall insure Marketer for not less than Five Million Dollars ($5,000,000) per occurrence and Five Million Dollars ($5,000,000) in the aggregate. Marketer shall provide to Bank, on the date hereof and from time to time thereafter upon any change in or renewal of such errors and omission policy, a copy of the certificate of insurance evidencing such policy. Marketer shall not take any action to cancel or terminate such policy unless a substantially similar policy is in effect providing the same coverage. Marketer shall instruct its insurance carrier to notify Bank concurrently with the delivery of any notice regarding the renewal, termination, or cancellation by the issuer of such policy.

(b) Marketer shall, while this Agreement is in effect, prepare and maintain disaster recovery, business resumption, and contingency plans appropriate for the nature and scope of the Program, the activities of Marketer, and the obligations to be performed by Marketer hereunder and also sufficient to enable Marketer to promptly resume the performance of its obligations hereunder in the event of a natural disaster, destruction of Marketer’s facilities or operations, utility or communication failures, or similar interruption in the operations of Marketer or the operations of a third party which in turn materially affect the operations of Marketer. Marketer shall make available to Bank copies of all such disaster recovery, business resumption, and contingency plans and shall make available to Bank copies of any changes thereto. Marketer shall periodically test such disaster recovery, business resumption, and contingency plans as may be appropriate and prudent in light of the nature and scope of the activities and operations of Marketer and its obligations hereunder and shall promptly provide Bank with results of any such tests.

(c) Marketer shall promptly provide written notice to Bank of the occurrence of any of the following: (i) any changes or disruptions in the equipment, facilities, systems, staffing, or other arrangements or contracts with third parties which may in any material respect have the effect of impairing, disrupting, or preventing the timely and full performance by Marketer of its obligations under this Agreement; and (ii) any material written claim asserted by a Cardholder or any other party to Marketer, or of which Marketer has notice, alleging that Marketer, any Third Party Service Provider retained by Marketer, or Bank has violated any applicable laws or regulations.

(d) Marketer shall promptly disclose to Bank any breaches in security with respect to its operations or the services it provides to Bank hereunder or databases or information maintained by Marketer with respect to Accounts that result in unauthorized intrusions that may have a material adverse effect on Bank or Cardholders. Marketer shall report to Bank when any such material intrusion has incurred, the estimated effect of the intrusion on Bank or its Cardholders, and the specific corrective actions taken or planned to be taken. In addition, Marketer agrees that it will not make material changes to its security procedures and the requirements affecting the performance of its obligations hereunder which would materially lessen the security of its operations or materially reduce the confidentiality of data bases and information maintained with respect to Bank, Cardholders, and Accounts without the prior written consent of Bank.

4.7 Lockbox Arrangements. Marketer agrees that it shall establish lockbox arrangements for the receipt of Account payments. The funds in the lockbox account shall be made available to Bank pursuant to the control agreement referred to below in the event Marketer fails to perform its obligation hereunder to purchase a Program Receivable and the Settlement Reserve have been depleted as described in Section 4.4. For a period of twenty-six (26) days following such depletion of the Settlement Reserve, all payments, credits, refunds, and reversals thereafter received and deposited in a lockbox account shall be made but only to the extent necessary to pay the purchase price of new Program Receivables and shall be subject to Section 4.4. Such lockbox arrangements shall be reasonably acceptable to Bank, including, but not limited to, arrangements for the execution of a control agreement by the lockbox agent, Bank, and Marketer acknowledging Bank’s security interest in the Account payments and granting Bank the ability to redirect the same to Bank in the event Marketer fails to perform its obligations hereunder to purchase a Program Receivable. Any lockbox arrangements for the receipt of Account payments shall specifically acknowledge the rights of Bank under Section 4.4.

ARTICLE V

ADDITIONAL PRODUCTS AND SERVICES

5.1 Additional Services. In the event Marketer requests Bank to perform any additional services in connection with the Cards issued under the Program which are not already required to be performed under this Agreement by Bank, and which would entail additional expense by Bank, and Bank agrees to provide such services in connection with Cards issued hereunder, then the details and the costs of such services shall be agreed to by Marketer and Bank in writing and shall be attached to this Agreement as an amendment or set forth in a separate document.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of Bank. Bank hereby represents and warrants to Marketer as follows:

(a) Organization. Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

(b) Capacity; Authority; Validity. Bank has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Bank of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Bank, and this Agreement has been duly executed and delivered by Bank and constitutes the valid and binding obligation of Bank and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

(c) Compliance. All aspects of Bank’s performance of this Agreement or related to the Program comply and will comply in all material respects with applicable law and regulations but subject to the obligations of Marketer set forth in Section 2.18 above.

(d) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Bank nor the consummation of the transactions contemplated herein by Bank will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any contract, instrument or commitment to which Bank is a party or by which Bank is bound, (ii) violate the articles of association or bylaws, or any other equivalent organizational document, of Bank, (iii) result in the creation of any lien, charge or encumbrance upon any of the Credit Card Accounts or the Credit Card Receivables (except pursuant to the terms hereof), (iv) require any consent or approval under any judgment, order, writ, decree, permit or license, to which Bank is a party or by which it is bound, or (v) require the consent or approval of any other party to any contract, instrument or commitment to which Bank is a party or by which it is bound. Bank is not subject to any agreement with any Regulatory Authority which would prevent the consummation by Bank of the transactions contemplated by this Agreement.

(e) Litigation. At the date of this Agreement, there is no claim, or any litigation, proceeding, arbitration, investigation or controversy pending to which Bank is a party, which adversely affects any of its assets or the ability of Bank to consummate the transactions contemplated hereby, and, to the best of Bank’s knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and to the best of Bank’s knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

(f) No Consent, Etc. At the date of this Agreement, no consent of any person (including without limitation, any stockholder or creditor of Bank) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any governmental authority is required (other than those previously obtained and delivered to Marketer) in connection with the execution or delivery of this Agreement by Bank, the validity of this Agreement with respect to Bank, the enforceability of this Agreement against Bank, the consummation by Bank of the transactions contemplated hereby, or the performance by Bank of its obligations hereunder.

(g) FDIC Insurance. Bank is, and at all times during the term hereof will remain, a member of the Federal Deposit Insurance Corporation.

6.2 Representations and Warranties of Marketer. Marketer hereby represents and warrants to Bank as follows:

(a) Organization. Marketer is a for profit corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

(b) Capacity; Authority; Validity. Marketer has all necessary power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Marketer of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Marketer, and this Agreement has been duly executed and delivered by Marketer and constitutes the valid and binding obligation of Marketer and is enforceable in accordance with its terms (except as such enforceability may be limited by equitable limitations on the availability of equitable remedies and by bankruptcy and other laws affecting the rights of creditors generally).

(c) Compliance. All aspects of the Program, all terms of the Accounts and the Cardholder Agreements, and all Solicitation Materials and other documents, materials and agreements supplied or communicated in any form to Cardholders, prospective Cardholders or others in connection with the Program comply and will comply in all material respects with applicable law and regulations.

(d) Conflicts; Defaults. Neither the execution and delivery of this Agreement by Marketer nor the consummation of the transactions contemplated herein by Marketer will (i) conflict with, result in the breach of, constitute a default under, or accelerate the performance provided by the terms of any contract, instrument or commitment to which Marketer is a party or by which it is bound, (ii) violate the certificate of incorporation or bylaws, or any other equivalent organizational document, of Marketer, (iii) require any consent or approval under any judgment, order, writ, decree, permit or license, to which Marketer is a party or by which it is bound, or (iv) require the consent or approval of any other party to any contract, instrument or commitment to which Marketer is a party or by which it is bound. Marketer is not subject to any agreement with any Regulatory Authority which would prevent the consummation by Marketer of the transactions contemplated by this Agreement.

(e) Litigation. At the date of this Agreement, there is no, claim, or any litigation, proceeding, arbitration, investigation or controversy pending, to which Marketer is a party and by which it is bound, which adversely affects Marketer’s ability to consummate the transactions contemplated hereby and, to the best of Marketer’s knowledge, no such claim, litigation, proceeding, arbitration, investigation or controversy has been threatened or is contemplated and, to the best of Marketer’s knowledge, no facts exist which would provide a basis for any such claim, litigation, proceeding, arbitration, investigation or controversy.

(f) No Consent, Etc. No consent of any person (including without limitation, any stockholder or creditor of Marketer) and no consent, license, permit or approval or authorization or exemption by notice or report to, or registration, filing or declaration with, any governmental authority is required (other than those previously obtained and delivered to Bank) in connection with the execution or delivery of this Agreement by Marketer, the validity or enforceability of this Agreement against Marketer, the consummation of the transactions contemplated hereby, or the performance by Marketer of its obligations hereunder.

(g) Criminal Convictions. Neither Marketer nor any principal of Marketer has been subject to any of the following:

(i)	Criminal conviction (except minor traffic offenses and other petty offenses); or

(ii)	IRS lien or federal or any material state tax lien; or

(iii)	Enforcement agreement, memorandum of understanding, cease and desist order, administrative penalty, or similar agreement concerning lending matters, or the stored value card business or participation in the affairs of a financial institution that has a reasonable probability of creating a materially adverse finding, ruling, or penalty against Bank or the Program; or

(iv)	Administrative or enforcement proceedings or investigation commenced by the Securities and Exchange Commission, any state securities regulatory authority, Federal Trade Commission, federal or state bank regulator, or any other state or federal regulatory agency, with the exception of routine communications from a Regulatory Authority in the ordinary course of Marketer’s business that has a reasonable probability of creating a materially adverse finding, ruling, or penalty against Bank or the Program; or

(v)	Restraining order, decree, injunction, or judgment in any proceeding or lawsuit, alleging fraud, deceptive practices, or illegal activity on the part of Marketer or any principal thereof.

For purposes of this section, the word “principal” shall include any person directly or indirectly owning ten percent (10%) or more of Marketer, any senior officer or director of Marketer, or any person actively participating in the control of Marketer’s business.

Marketer shall notify Bank within twenty (20) calendar days if any of the above actions shall occur during the term of this Agreement. Bank shall have the right, at any time during the term of this Agreement, to obtain and use any publicly available background information on any principal of Marketer. The representation and warranty set forth in this subsection shall be continuing and, in the event the representation and warranty is no longer true, the same shall be considered an “Event of Default” under Section 8.1(b)(i)(A) and Bank shall have the right to terminate the Agreement pursuant to Section 8.1(b)(i)(A)(2).

ARTICLE VII

CONFIDENTIAL INFORMATION; PRIVACY OF CONSUMER INFORMATION,

INFORMATION SECURITY

7.1 Confidential Information. All material and information supplied by one party to the other party in the course of the negotiation of this Agreement and its performance hereunder, including, but not limited to, information concerning either party’s marketing plans; technological developments, objectives and results; financial results; customers; business operations; and vendor agreements are confidential and proprietary to the disclosing party (“Confidential Information”). Confidential Information does not include any information that was (i) known to the receiving party at the time of disclosure or developed independently by such party without violating the terms herein; (ii) in the public domain at the time of disclosure or enters the public domain following disclosure through no fault of the receiving party; or (iii) disclosed to the receiving party by a third party that is not prohibited by law or agreement from disclosing the same. Notwithstanding the foregoing, but without limiting the effect of the last sentence of Section 2.12 hereof, each Cardholder List shall be deemed Confidential Information owned by Marketer but in all cases and at all times subject to the provisions of Section 7.3 below.

7.2 Protection of Confidential Information. Confidential Information shall be used by each party solely in the performance of its obligations pursuant to this Agreement. Each party shall receive Confidential Information in confidence and not disclose Confidential Information to any third party, except (i) as may be necessary to perform its obligations pursuant to this Agreement, or (ii) as may be required by law or agreed upon in writing by the other party. Each party shall take all reasonable steps to safeguard Confidential Information disclosed to it so as to ensure that no unauthorized person shall have access to any Confidential Information. Each party shall, among other safeguards which it may consider necessary, require its employees, agents, and subcontractors having access to Confidential Information to enter into appropriate confidentiality agreements containing such terms as are necessary to satisfy its obligation herein. Each party shall promptly report to the other party any unauthorized disclosure or use of any Confidential Information of that party of which it becomes aware. Neither party shall use any Confidential Information in any manner contrary to the interests of the other party. Upon request or upon termination of this Agreement, each party shall return to the other party all Confidential Information in its possession or control. No disclosure by a party hereto of Confidential Information of such party shall constitute a grant to the other party of any interest or right whatsoever in such Confidential Information, which shall remain the property solely of the disclosing party. Nothing contained herein shall limit a party’s rights to use its Confidential Information in any manner whatsoever.

Notwithstanding anything herein to the contrary, each party (and each employee, representative or other agent of each party) hereto may disclose to any and all persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4 and applicable state or local tax law) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the treatment or tax structure of the transactions contemplated hereby.

7.3 Privacy of Consumer Information. Marketer agrees to comply with all laws and regulations concerning or applicable to safeguarding the confidentiality and privacy of Bank’s customer and consumer information and also agrees to abide by the provisions of any privacy policy or privacy notice furnished by Bank to Cardholders. Marketer agrees that it will use personal and confidential information of Cardholders and applicants for Accounts (“Consumer Information”) solely for the purpose of providing services under this Agreement, and Marketer warrants that it has in place and employs appropriate measures designed to meet the objectives of the security and confidentiality guidelines of the federal banking agencies’ Interagency Guidelines Establishing Standards for Safeguarding Consumer Information and 12 C.F.R. Part 332, et al adopted in connection with the federal Gramm-Leach-Bliley Act of 1999 (“GLBA”). To the extent that Marketer has rights pursuant to this Agreement to any data, records, or information described in this section or to the extent that any such data, records, or information are deemed Confidential Information owned by Marketer, Marketer shall nonetheless use and maintain such data, records, and information in full compliance with all laws and regulations described in this section. Without limiting the foregoing, Marketer shall make commercially reasonable efforts to ensure that Bank personnel do not have access to confidential information and consumer information relating to the programs of any other financial institutions and Marketer shall make commercially reasonable efforts to ensure that no other financial institution or their personnel have access to the Bank’s Confidential Information and Consumer Information.

7.4 Information Security.

(a) General Information Security. Marketer and Bank shall comply with the following guidelines, or as Marketer and Bank may otherwise agree from time to time:

(i)	each party shall implement and maintain an information security plan that meets or exceeds industry standards and which complies with the GLBA regulation guidelines for safeguarding customer information;

(ii)	each party shall appoint one (l) employee who is knowledgeable about information security matters (“Information Security Officer”) to respond to inquiries regarding computer and information security; and

(iii)	each party shall independently test, on a reasonable periodic basis, the implementation of its information security plan through the use of network, system, and application vulnerability scanning tools and/or penetration testing.

(b) Network and Communications Security. Each party shall deploy security controls in a multi-layered approach, including intrusion detection and anti-virus systems. All security control layers shall log and notify any unusual activity twenty-four (24) hours per day, three hundred sixty five (365) days a year. Administrators shall review logs regularly (at least monthly) and respond to alerts within a reasonable amount of time. Logs shall be archived onto a write once/read only media for a reasonable amount of time (consistent with commercially reasonable document retention policies) and be accessible for investigation purposes.

(c) Infrastructure Platforms Services, and Operations Security. As appropriate, each party shall ensure all infrastructure platforms, authentication mechanisms, and services (operating systems, Web servers, database servers, firewalls, routers, etc.) used in connection with Account information are configured and utilized according to industry best practices.

(d) Access Restrictions. Each party shall restrict access to its systems used to fulfill its obligations under this Agreement to those staff members with a job-related need to access the system. Each party shall maintain appropriate mechanisms to maintain access restrictions within its systems.

(e) Physical Security. Each party shall maintain all workstations, servers, and network equipment (excluding mobile devices) used to fulfill its obligations under this Agreement in secure facilities owned, operated, or contracted for by the party. Each party shall:

(i)	limit access to these secure facilities to authorized staff members and permitted subcontractors with job-related needs;

(ii)	monitor access to these secure facilities through the use of security guards, surveillance cameras, authorized entry systems, or similar methods capable of recording entry and exit information;

(iii)	maintain all backup and archival media containing Account information under this Agreement consistent with industry standard practices;

(iv)	limit access to backup and archival media storage areas and contents to authorized issuer staff members with job-related needs;

(v)	perform and document appropriate criminal background checks before personnel assignment and before access is granted to Account information;

(vi)	revoke access in the event of a subsequent known criminal violation, excluding minor traffic violations;

(vii)	dispose of confidential information and data from any system or media no longer in use by using paper shredders, and CD/DVD shredders, and industry standard magnetic disk destruction methods as appropriate for the applicable medium; and

(viii)	implement appropriate security measures and safeguards with respect to mobile devices.

(f) Malicious Code and Virus Protection. Each party shall use the latest, commercially available virus and malicious code detection and protection product(s) on all workstations and servers (including mobile devices) used to provide services or fulfill obligations under this Agreement.

(g) Report Incidents. Each party shall report occurrences of any security incident, including viruses and malicious code impacting services or obligations under this Agreement to the other party within twenty-four (24) hours after discovery, or as soon as permitted by applicable law, regulation or Card Associate Rule.

(h) Business Continuity and Recovery. Each party shall perform backups of all systems, applications, and data used to provide services or fulfill obligations under this Agreement in a manner consistent with commercially reasonable business continuity and recovery standards.

(i) Corrective Action. Upon the occurrence of any security breach or incident that may cause or result in a security breach, the party primarily responsible for or experiencing such event (which shall include any such breach caused by any Third Party Service Provider or subcontractor of such party) shall, as soon as possible and at its sole expense, implement an action plan to prevent the continuation of such security breach and to mitigate the effects of such security breach, including (a) seeking to recover all personally identifiable data that has been disclosed, lost or released in an unauthorized manner as a result of such security breach and (b) provide notice of such security breach to Cardholders and other persons as required by all applicable law, regulation, or Card Associate Rule.

(j) Generally Accepted Security Procedures. Each party shall, in addition to the other requirements set forth herein, ensure that its security measures are consistent with industry standard practices and with any generally accepted security procedures and practices that may be developed or adopted.

(k) Audit Rights. The parties shall grant each other reasonable and appropriate audit rights for the purpose of verifying compliance with the security measures set forth herein.

(l) Penalties and Fines. Without limiting any other indemnification obligations of the parties set forth herein, each party recognizes and acknowledges that it shall be responsible for any and all Losses related to or arising from any security incident caused by such party, and shall hold harmless and indemnify the other parties for any such Losses.

7.5 Survival. The terms of this Article 7 shall survive the termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1 Term and Termination.

(a) Term. This Agreement shall commence on the date first above written and shall continue in full force and effect until the five (5) year anniversary of the Commencement Date (the “Initial Term”), unless otherwise terminated as provided in Section 8.1(b) or (c) herein. After the Initial Term, this Agreement shall be extended for renewal terms of two (2) years each (“Renewal Term”), unless one party notifies the other party of its intent to terminate this Agreement at least 180 days prior to the end of the Initial Term or any Renewal Term. The termination of this Agreement shall not terminate, affect or impair any rights, obligations or liabilities of either party hereto that may accrue prior to such termination or that, under the terms of this Agreement, continue after the termination.

(b) Termination. (i) Termination by Either Party. Either party to this Agreement may terminate this Agreement, reserving all other remedies and rights hereunder in whole or in part, upon the following conditions:

(A)	Event of Default. Upon the occurrence of an Event of Default by Marketer or Bank, the other may terminate this Agreement (i) in the case of any Event of Default described in clause (1) below, effective immediately upon the giving of notice of termination by Bank to Marketer, and (ii) in the case of any Event of Default described in clause (2) below, by giving ten (10) Banking Days’ prior written notice to the defaulting party of its intent to terminate this Agreement. For purposes of this Agreement,

(1)	an “Event of Default” hereunder by Marketer shall occur in the event Marketer fails to pay the full Purchase Price due as specified by Bank for any day by 4:00 p.m. Eastern Time that day pursuant to Section 4.1 hereof (or, if Bank was late in notifying Marketer of the Purchase Price due, by 5:00 p.m. Eastern Time of the next Banking Day following Marketer’s receipt of notice from Bank of the Purchase Price due), unless such failure is fully corrected by Marketer, in the manner described in clause (3) below, by 4:00 p.m. Eastern Time of the third calendar day thereafter (or of the first Banking Day after such third calendar day if such third calendar day is not a Banking Day),

(2)	an “Event of Default” hereunder by Bank or Marketer, to the extent not described in clause (1) above, shall occur in the event such party defaults in the performance of any of its other material duties or obligations under this Agreement and fails to correct the default, to the reasonable satisfaction of the other party, within a 30-day cure period commencing upon receipt of notice from the other party or upon the occurrence of events described in Section 6.2(g), and

(3)	for purposes of clause (1) above, the failure to pay the Purchase Price due for any day will be considered “fully corrected” only when Marketer shall have paid Bank by wire transfer of collected funds the full Purchase Price due as specified by Bank for the first day the Purchase Price due was not paid in full and for each day thereafter for which the Purchase Price due as specified by Bank was not paid in full, including all fees, penalties, and interest required under this Agreement (“Past Due Amounts”).

Notwithstanding the foregoing, except in the case of an Event of Default described in clause (1) above, notice of termination may not be sent until the party seeking to terminate has followed the provisions of Section 8.1(f) hereof.

(B)	Bankruptcy. Either party may terminate this Agreement, at any time upon notice to the other party, after the filing by the other party of any petition in bankruptcy or for reorganization or debt consolidation under the federal bankruptcy laws or under any comparable law, or upon the other party’s making of an assignment of its assets for the benefit of creditors, or upon the application of the other party for the appointment of a receiver or trustee of its assets.

(C)	Termination for Force Majeure or Changes in Laws or Regulations. This Agreement may be terminated by either party on or after the ninetieth (90th) day following the giving of notice by the other party that such notice-giving party’s performance is: (A) prevented or delayed by a force majeure event listed in Section 8.7 hereof, if the failure to perform has not been cured at the end of such ninety (90) day period, or (B) rendered (through no act or omission of such party) illegal or impermissible for that party or its ultimate parent corporation due to changes in laws or regulations applicable to the terminating party.

(ii) Termination by Marketer. Marketer shall be permitted to terminate this Agreement if (1) Bank terminates the marketing of new Cards as provided in Section 2.1, (2) Bank materially restricts the volume and timing of solicitation of new Accounts as provided in Section 2.2, (3) Bank issues any material changes to the Credit Criteria as provided in Section 2.3 (a) and Marketer does not consent to any such change, or (4) Bank makes any changes in the Economic Terms of the Active Accounts without the prior consent of Marketer as provided in Section 2.5. If Marketer terminates this Agreement for any reason set forth in the foregoing sentence, then Marketer shall not be obligated to pay to Bank any further minimum fees described in subsection (b) of Exhibit C, but Marketer’s obligations for the payment of Bank’s fees and expenses shall be as provided in Section 8.1(e). If Marketer terminates this Agreement as a result of an Event of

Default attributable to Bank, then Marketer shall not be obligated to pay to Bank any further minimum fees described in subsection (b) of Exhibit C, nor any expenses incurred by Bank in connection with the closing or transfer of the Accounts described in any portion of Section 8.1 (e).

(c) Ownership of a Bank by Marketer. If Marketer receives approval to establish or obtain control of any bank, thrift or industrial loan company, upon notice to Bank, Marketer may terminate this Agreement and exercise its rights under Section 8.1(e) hereof to purchase all Accounts and Credit Card Receivables then owned by Bank or an affiliate of Bank, for a total price equal to 100% of the Program Receivables then owed by Bank and any affiliate of Bank, with such sale to occur as expeditiously as possible on a mutually agreed upon date. If Marketer terminates this Agreement pursuant to this subsection (c) during the first year of this Agreement, and if the total of all Bank Program Fees and Supplemental Fees previously paid by Marketer to Bank is less than $1,000,000, Marketer upon such termination of this Agreement shall pay to Bank an amount sufficient to cause the total compensation received by Bank while this Agreement was in effect to equal $1,000,000.

(d) Duties After Termination. Upon termination of this Agreement, in order to preserve the goodwill of Cardholders both parties shall cooperate in order to ensure a smooth and orderly termination of their relationship and a transition of Accounts. In the event Bank terminates this Agreement, Bank shall continue to fulfill all of its obligations hereunder (which shall not include establishing any new Accounts) for a period of up to 180 days after the termination in order to allow Marketer to convert the Accounts to an alternative credit card issuer or processor; provided however, that (i) if the termination results from an Event of Default described in clause (1) of Section 8.1(b)(i)(A), then Bank, effective immediately upon such termination or any time thereafter, may refuse to authorize any new charges on Accounts, (ii) in the event of any other termination of this Agreement by Bank, if during the period following termination there occurs an Event of Default described in clause (1) of Section 8.1(b)(i)(A), then effective immediately upon notice to Marketer or any time thereafter, Bank may refuse to authorize any new charges on Accounts. Section 8.1(f) shall be inapplicable to disputes relating to the matters referred to in the provisos in the preceding sentence. The parties acknowledge that neither the termination of this Agreement nor the termination of any receivables purchase agreement or similar agreement (under which specified Credit Card Receivables are purchased by Marketer from Bank in connection with securitizations or similar transactions by Marketer) shall terminate the obligations of Marketer to purchase and pay for all Credit Card Receivables pursuant to Section 4.1 hereof.

(e) Purchase of Accounts.

(i) Marketer shall have the right, exercisable by providing written notice to Bank during the term of this Agreement and continuing until the expiration of sixty (60) days following the termination of this Agreement, to purchase all of the Credit Card Accounts (either directly or through a qualified financial institution) and (to the extent not previously purchased by Marketer) all of the Credit Card Receivables as of the date of such purchase. This Agreement shall terminate upon the consummation of such purchase. Marketer may fulfill such obligation by arranging for said purchase to be made by a third party designated by Marketer. Marketer shall close the purchase of the Credit Card Accounts within one hundred eighty (180)

days from the date Marketer provides notice of its intent to purchase to Bank. The purchase price in the event of a purchase and sale under this Section 8.1(e) shall be the sum of 100% of the Program Receivables owned by Bank on the date of purchase and any remaining fees and other amounts due Bank under this Agreement. Marketer shall also reimburse Bank for all expenses incurred by Bank in connection with the purchase of the Accounts, including, but not limited to, any conversion costs or termination fees payable to the processor of the Credit Card Accounts, Bank’s attorneys’ fees incurred in connection with the transfer, and all other out-of-pocket costs and expenses incurred by Bank in connection with the sale and transfer of the Credit Card Accounts. Marketer shall further remain in compliance with all of the provisions of this Agreement, including the daily purchase of new Credit Card Receivables, the maintenance of the required balance in the Settlement Reserve, and the timely payment of all other fees and sums called for under this Agreement through the date of purchase.

(ii) Bank shall have the right, exercisable by providing written notice to Marketer following the termination of this Agreement and prior to the expiration of sixty (60) days following the termination of this Agreement, to cause Marketer to purchase all of the Credit Card Accounts (either directly or through a qualified financial institution) and (to the extent not previously purchased by Marketer) all of the Credit Card Receivables as of the date of such purchase. Marketer may fulfill such obligation by arranging for said purchase to be made by a third party designated by Marketer. Marketer shall close the purchase of the Credit Card Accounts within one hundred eighty (180) days from the date Bank provides notice of its intent to cause Marketer to purchase all of the Credit Card Accounts from Bank. The purchase price in the event of a purchase and sale under this Section 8.1(e) shall be the sum of 100% of the Program Receivables owned by Bank on the date of purchase and any remaining fees and other amounts due Bank under this Agreement. Marketer shall also reimburse Bank for all expenses incurred by Bank in connection with the purchase of the Accounts, including, but not limited to, any conversion costs or termination fees payable to the processor of the Credit Card Accounts, Bank’s attorneys’ fees incurred in connection with the transfer, and all other out-of-pocket costs and expenses incurred by Bank in connection with the sale and transfer of the Credit Card Accounts. Marketer shall further remain in compliance with all of the provisions of this Agreement, including the daily purchase of new Credit Card Receivables, the maintenance of the required balance in the Settlement Reserve, and the timely payment of all other fees and sums called for under this Agreement through the date of closing.

(iii) If Marketer purchases the Credit Card Accounts under this Section, Bank shall transfer to Marketer all books and records relating to the Accounts and Credit Card Receivables and each party shall return all property belonging to the other party which is in its possession or control at the time of termination and shall discontinue the use of and return to the other party such books and records. In the event Marketer fails to purchase the Accounts within one hundred eighty (180) days from the termination of this Agreement or if Marketer fails to remain in compliance with the other provisions of this Agreement following the termination and before the closing of any purchase of the Credit Card Accounts, Bank (without limiting any other remedy it may have) may elect to either retain or close the Accounts. In the event Bank retains the Accounts, Bank shall so notify Marketer and Bank may sell the Accounts and Credit Card Receivables owned by Bank, if any, to an unrelated purchaser. In the event Bank elects to close the Accounts as provided herein, Marketer shall reimburse Bank for all expenses incurred by Bank in connection with the closing of the Accounts including, but not limited to, any termination fees payable to the processor of the Accounts, Bank’s attorneys’ fees incurred in connection with the closing of the Accounts, and all other out-of-pocket costs and expenses incurred by Bank in connection with the closing of the Accounts. Further, Marketer shall remain in compliance with all provisions of this Agreement, including the daily purchase of new Credit Card Receivables, the maintenance of the required balance in the Settlement Reserve, and the timely payment of all other fees and sums called for under this Agreement.

(iv) From and after the date of any purchase under this Section by Marketer, Bank agrees to (A) segregate, specially mark and otherwise appropriately identify all Accounts purchased by Marketer as belonging to Marketer and (B) to execute and deliver to Marketer such additional documents and instruments and to take such action, all without further consideration, as Marketer shall reasonably request to effectuate the giving, granting, bargaining, sale, conveyance, setting over, delivery, transfer, confirmation and assignment provided for therein, including, without limitation, such Uniform Commercial Code financing statements as may be requested by Marketer.

(v) Bank shall (A) give such further assurances to Marketer and shall execute, acknowledge and deliver all such acknowledgments, assignments and other instruments and take such further action as may be reasonably necessary and appropriate to effectively vest in Marketer the full legal and equitable title to all Accounts and Credit Card Receivables purchased by Marketer and (B) make reasonable efforts to assist Marketer in the orderly transition of the operations being acquired by Marketer, including sending to Marketer any payments on Accounts which may be received by Bank after closing. Bank and Marketer agree to work with each party’s personnel to assure a smooth transition of the Accounts and continuity of operations with respect to the Accounts. Marketer shall reimburse Bank on demand for all reasonable out-of-pocket expenses incurred by Bank in connection with any such transition of the Accounts, so long as such transition is not caused by Bank’s breach of this Agreement or any relevant related agreement.

(vi) If, upon termination of this Agreement, Bank retains the Accounts or sells the Accounts and any Program Receivables owned by Bank to an unrelated purchaser, Marketer agrees to execute and deliver to Bank or the unrelated purchaser, as the case may be, such additional documents and instruments and agrees to take such action, all without further consideration, as Bank or such purchaser shall reasonably request to effectuate the giving, granting, bargaining, sale, conveyance, setting over, delivery, transfer, confirmation and assignment provided for therein, including, without limitation, such Uniform Commercial Code financing statements as may be requested by Bank or such Purchaser.

(f) Resolution of Disputes. The parties agree that it is their desire to use their best efforts to resolve amicably any and all disputes or disagreements that may arise between them with respect to the interpretation of any provision of this Agreement or with respect to the performance by the parties under this Agreement, in order to avoid an early termination of this Agreement. Toward that end, the parties agree that in the event any dispute or disagreement arises that cannot be resolved at the operating level by the employees of each party having direct responsibility for the performance, or operating function in question, each of the parties will promptly appoint a designated officer to meet for the purpose of endeavoring to resolve such dispute or negotiate an adjustment to such provision. Any disputes that, if not resolved, may lead to an allegation by one party that an Event of Default has occurred by the other party shall be referred to the Chief Financial Officer of Bank and the Chief Financial Officer of Marketer, who shall confer and diligently attempt to find reasonable methods of correcting the condition giving rise to the anticipated Event of Default. No legal proceedings for the resolution of any such dispute may be commenced or notice of termination of this Agreement may be served until such Chief Financial Officers have so conferred, and until either party concludes, in good faith, that amicable resolution through continued negotiation of the matter at issue does not appear likely and one party provides written notice of same to the other party.

(g) Additional Grounds for Termination. In addition to any other rights Bank may have to terminate this Agreement before the expiration of its term, Bank shall have the right to terminate any new solicitation of Credit Card Accounts in accordance with the provisions of Section 2.1. In such event, the terms of this Agreement shall continue to govern the relationship of Bank and Marketer with respect to all existing Credit Card Accounts as of the date of the termination.

8.2 Indemnification.

Except to the extent of any Losses (as herein defined) which arise from the direct acts or omissions of Bank or an affiliate of Bank, Marketer shall be liable to and shall indemnify and hold harmless Bank and its respective directors, officers, employees, agents and affiliates and permitted assigns from and against any and all “Losses” arising out of (i) any failure of Marketer to comply with any of the terms and conditions of this Agreement, (ii) the inaccuracy of any representation or warranty made by Marketer herein, (iii) any infringement or alleged infringement of any of the Marketer Credit Card Marks, or the use thereof hereunder, on the rights of any third party, (iv) any losses resulting from a failure of Marketer to comply, in respect of its obligations in connection with the Program hereunder, with any applicable laws or regulations whether immaterial or material, regardless of whether such failure to comply would constitute a breach of a representation, warranty or covenant of Marketer hereunder, (v) the Enhancements or any activities of Marketer related to the Enhancements, or (vi) any claim that a Cardholder Agreement, the Enhancements, the Solicitation Materials, or any other aspect of the Program violate any applicable law, regulation, or the Operating Regulations.

(b) Except to the extent of any Losses which arise from the direct acts or omissions of Marketer or an affiliate of Marketer, Bank shall be liable to and shall indemnify and hold harmless Marketer and its respective officers, directors, employees, agents and affiliates and permitted assigns, from and against any Losses arising out of (i) the failure of Bank to comply with any of the terms and conditions of this Agreement, (ii) the inaccuracy of any representation or warranty made by Bank herein, (iii) any infringement or alleged infringement of any of the Bank Credit Card Marks, or the use thereof hereunder, on the rights of any third party, or (iv) any losses resulting from a failure of Bank to comply, in respect of its obligations in connection with the Program hereunder, with any applicable laws or regulations whether immaterial or material, regardless of whether such failure to comply would constitute a breach of a representation, warranty or covenant of Bank hereunder.

(c) For the purposes of this Agreement, the term “Losses” shall mean all out-of-pocket costs, damages, losses, fines, penalties, judgments, settlements, and expenses whatsoever, including, without limitation, (i) outside attorneys’ fees and disbursements and court costs reasonably incurred by the indemnified party; and (ii) costs (including reasonable expenses and reasonable value of time spent) attributable to the necessity that any officer or employee (other than in-house attorneys) of any Indemnified Party spend more than 25% of his or her normal business hours, over a period of two (2) months, in connection with any judicial, administrative, legislative, or other proceeding.

8.3 Procedures for Indemnification.

(a) Notice of Claims. In the event any claim is made, any suit or action is commenced, or any knowledge of a state of facts that, if not corrected, would give rise to a right of indemnification of a party hereunder (“Indemnified Party”) by the other party (“Indemnifying Party”) is received, the Indemnified Party will give notice to the Indemnifying Party as promptly as practicable, but, in the case of lawsuit, in no event later than the time necessary to enable the Indemnifying Party to file a timely answer to the complaint. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder will render to the other such assistance as it may reasonably require of the other (at the expenses of the party requesting assistance) in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

(b) Defense and Counsel. Subject to the terms hereof, the Indemnifying Party shall have the right to defend any suit, claim or proceeding. The Indemnifying Party shall notify the Indemnified Party via facsimile transmission, with a copy by mail, within ten (10) days of having been notified pursuant to this Section 8.3(a) if the Indemnifying Party elects to employ counsel and assume the defense of any such claim, suit or action. Any counsel retained by the Indemnifying Party for such purposes shall be reasonably acceptable to the Indemnified Party. The Indemnifying Party shall institute and maintain any such defense diligently and reasonably and shall keep the Indemnified Party fully advised of the status thereof. The Indemnified Party shall have the right to employ its own counsel if the Indemnified Party so elects to assume such defense, but the fees and expense of such counsel shall be at the Indemnified Party’s expenses, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) such Indemnified Party shall have reasonably concluded that the interests of such parties are conflicting such that it would be inappropriate for the same counsel to represent both parties or shall have reasonably concluded that the ability of the parties to prevail in the defense of any claim are improved if separate counsel represents the Indemnified Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), and in either of such events such reasonable fees and expenses shall be borne by the Indemnifying Party; (iii) the Indemnified Party shall have reasonably concluded that it is necessary to institute separate litigation, whether in the same or another court, in order to defend the claims asserted against it; or (iv) the Indemnifying Party shall not have employed counsel reasonably acceptable to the Indemnified Party to take charge of the defense of such action after electing to assume the defense thereof.

(c) Settlement of Claims. The Indemnifying Party shall have the right to compromise and settle any suit, claim or proceeding in the name of the Indemnified Party; provided, however, that the Indemnifying Party shall not compromise or settle a suit, claim or proceeding (i) unless it indemnifies the Indemnified Party for all Losses arising out of or relating thereto and (ii) with respect to any suit, claim or proceeding which seeks any non-monetary relief, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. Any final judgment or decree entered on or in, any claim, suit or action which the Indemnifying Party did not assume the defense of in accordance herewith, shall be deemed to have been consented to by, and shall be binding upon, the Indemnifying Party as fully as if the Indemnifying Party had assumed the defense thereof and a final judgment or decree had been entered in such suit or action, or with regard to such claim, by a court of competent jurisdiction for the amount of such settlement, compromise, judgment or decree. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other Persons with respect to any amount paid by the Indemnifying Party under this Section 8.3.

(d) Indemnification Payments. Amounts owing under Section 8.2 shall be paid promptly upon written demand for indemnification containing in reasonable detail the facts giving rise to such liability, provided, however, that if the Indemnifying Party notifies the Indemnified Party within thirty (30) days of receipt of such demand that it disputes its obligation to indemnify and the parties are not otherwise able to reach agreement, the controversy shall be settled by final judgment entered by a court of competent jurisdiction.

(e) Survival. The terms of Section 8.2 and 8.3 shall survive the termination of this Agreement; provided however, that a direct claim made by a party hereto against the other party hereto for breach of any part of this Agreement other than Sections 8.2 and 8.3 hereof, shall only survive the termination of this Agreement for a period of five years.

8.4 Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota without regard to its conflict of laws rules. At the request of either party, any dispute between the parties relating to this Agreement shall be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that any arbitration proceedings hereunder, unless otherwise agreed to by the parties, shall be conducted in the city of the home office of the party not commencing arbitration. Each party hereto consents to the jurisdiction over it by any court or arbitration panel as described herein.

In the event that a party initiates a lawsuit in court concerning an arbitrable claim, controversy or dispute, such party shall pay the other party for the costs, including attorneys’ fees, that the other party incurs to obtain an order from the court to stay or dismiss the lawsuit or otherwise compel arbitration. The arbitrator shall be authorized to award such relief as is allowed by law. Except as provided below, each party shall be responsible for its own attorneys’ fees incurred during the course of the arbitration, as well as the costs of any witnesses or other evidence such party produces or causes to be produced. The award of the arbitrator shall include findings of fact and conclusions of law. Such award shall be kept confidential, and shall be final, binding, and conclusive on the parties. Judgment on the award may be entered by any court of competent jurisdiction. The prevailing party in the resolution of any dispute (“Dispute Resolution”) concerning this Agreement, any provision hereof or any actual or alleged breach shall be entitled to its reasonable attorneys’ fees, including investigation and costs of discovery, and other costs connected with such Dispute Resolution, in addition to all other recovery or relief. The prevailing party shall be that party receiving substantially the relief sought or successfully defending substantially the position maintained in the Dispute Resolution, whether or not brought to final award or judgment.

8.5 Press Releases. Except as may be required by law or regulation or a court or Regulatory Authority or any stock exchange, neither Bank nor Marketer, nor their respective affiliates, shall issue a press release or make public announcement or any disclosure to any third party related to the terms of this Agreement without the prior consent of the other party hereto, which consent shall not be unreasonably withheld or delayed.

8.6 Relationship of the Parties. Bank and Marketer agree that in performing their responsibilities pursuant to this Agreement they are in the position of independent contractors. This Agreement is not intended to create, nor does it create and shall not be construed to create, a relationship of partners or joint ventures or any association for profit between and among Bank and Marketer.

8.7 Force Majeure. In the event that either party fails to perform its obligations under this Agreement in whole or in part as a consequence of events beyond its reasonable control (including, without limitation, acts of God, fire, explosion, public utility failure, accident, floods, embargoes, epidemics, war, terrorist acts, nuclear disaster or riot), such failure to perform shall not be considered a breach of this Agreement during the period of such disability. In the event of any force majeure occurrence as set forth in this Section, the disabled party shall use its best efforts to meet its obligations as set forth in this Agreement. The disabled party shall promptly and in writing advise the other party if it is unable to perform due to a force majeure event, the expected duration of such inability to perform and of any developments (or changes therein) that appear likely to affect the ability of that party to perform any of its obligations hereunder a whole or in part.

8.8 Books and Records. Each party shall maintain books of account and records, in accordance with standard accounting practices and procedures, of all financial transactions arising in connection with its obligations pursuant to this Agreement for a period of not less than five years from the date last recorded or created, and after such time the other party will be offered a reasonable opportunity to take possession of such records at its expense prior to their destruction. In addition to and notwithstanding the foregoing, to the extent either party has sole possession of any records required to be maintained by the other party pursuant to applicable state or federal laws or regulations, the party with possession shall maintain such records in such form and for such time periods as are provided for in such laws and regulations. Subject to the first sentence of this section, either party may, at its own expense and upon reasonable prior notice, have full access to and the right to inspect and copy the books and records of the other party relating to services performed herein by that party, and during the term of this Agreement, each party shall furnish to the other party all such information concerning transactions and services provided by it pursuant to this Agreement as that party may reasonably request.

8.9 Setoff. In addition to any other rights or remedies that Bank may have as a result of a default here under by Marketer, Marketer agrees that Bank shall have the right to setoff against the Settlement Reserve and any other monies or property of Marketer in the possession of Bank to recover any amounts due hereunder from Marketer; provided, however, that any payments, credits, refunds, and reversals received with respect to a Program Receivable or a Non-Program Receivable, shall be setoff only as described in Section 4.4.

8.10 Notices. All notices, requests and approvals required by this Agreement shall be in writing, (ii) shall be addressed to the parties as indicated below unless notified in writing of a change in address, and (iii) shall be deemed to have been given either when personally delivered or, if sent by mail, in which event it shall be sent postage prepaid, upon delivery thereof, or, if sent by facsimile (with oral confirmation of receipt), or nationally recognized overnight delivery, upon delivery thereof. The addresses of the parties are as follows:

To Bank:	FIRST BANK & TRUST
2220 Sixth Street
P.O. Box 5057
Brookings, South Dakota 57006-5057
FAX: (605) 696-2333

FIRST COMMUNITY FINANCIAL
2220 Sixth Street
P.O. Box 5057
Brookings, South Dakota 57006-5057
FAX: (605) 696-2333

To Marketer:	COMPUCREDIT CORPORATION
Attention: General Counsel
245 Perimeter Center Parkway, Suite 600
Atlanta, Georgia 30346
FAX: (770) 206-6187

8.11 Modification and Changes. This Agreement, together with any Exhibits and Schedules attached hereto, constitutes the entire agreement between the parties relating to the subject matter herein. This Agreement may only be amended by a written document signed by both parties; provided, however, that there may be separate written agreements signed by both parties from time to time that serve to augment certain of the provisions contained herein.

8.12 Assignment. This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. Except as otherwise provided herein, this Agreement shall not be assigned by either party, except to a wholly-owned subsidiary of such assigning party, without the written consent of the other party, which consent shall not unreasonably be withheld or delayed, and any such permitted assignment shall terminate when such assignee is no longer a wholly-owned subsidiary of such party. Not withstanding the foregoing, Marketer may assign such rights hereunder as may be required to accomplish a securitization of all or part of the Credit Card Receivables.

8.13 Effectiveness. This Agreement shall become effective when it has been accepted and executed on behalf of Bank by an authorized officer and on behalf of Marketer by an authorized officer.

8.14 Waivers. Neither of the parties shall be deemed to have waived any of its rights, powers or remedies hereunder unless such waiver is approved in writing by the waiving party.

8.15 Severability. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect.

8.16 Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit, expand or describe the scope or intent of any provision of this Agreement.

8.17 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall be deemed, collectively, one agreement, but in making proof hereof it shall not be necessary to exhibit more than one.

8.18 Expenses. Except as otherwise specifically provided in this Agreement, all parties shall pay their own costs and expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, all regulatory fees, attorneys’ fees, accounting fees and other expenses.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

FIRST BANK & TRUST	COMPUCREDIT CORPORATION

By:	By:
Title:	Title:

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